Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated January 25, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PR24

Principal Amount (in Specified Currency): $20,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so. Issue Price: 100%

Trade Date: January 25, 2008

Original Issue Date: February 1, 2008

Stated Maturity Date: February 1, 2011

Interest Rate: 3.30% per annum

Interest Payment Dates: Semi-annually on each February 1 and August 1, commencing August 1, 2008

Net Proceeds to Issuer: 100.0%
Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter into swap transactions with TMCC to hedge TMCC's obligations under the Notes.
Agent: Merrill Lynch, Pierce, Fenner & Smith Incorporated
Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual
Business Day Convention:  Following, unadjusted

Redemption: The Notes are subject to redemption by TMCC, in whole, but not in part, at par on the Redemption Dates and subject to the Notice of Redemption stated below.
Redemption Dates: February 1, 2009 and each Interest Payment Date thereafter Notice of Redemption: The redemption of the Notes is subject to not less than 10 calendar days' prior notice

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $100,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

The Issuer expects that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the fifth
Business Day following the Trade Date (such settlement cycle being herein referred to as ''T+5''). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade Notes on the Trade Date or the next succeeding Business Day will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes on the Trade
Date or the next succeeding Business Day should consult their own advisors.